Exhibit 14.1

AGI INC
CODE OF CONDUCT AND ETHICS

MESSAGE FROM OUR CEO

Trust is the foundation of everything we build at Agi Inc and its subsidiaries (collectively, “Agi” or the “Company”). It’s what earns us the respect of our clients, the credibility of the market, and the pride of every employee who chooses to be a part of this journey every day.

Our code of conduct and ethics (the “Code”) has been adopted by our board of directors and goes beyond an institutional document. This Code reflects the Agi Way of doing the right thing, with integrity, responsibility, respect, and transparency—even when no one is looking. In a world of rapid transformation, we combine innovation, simplicity, and ethics to grow sustainably and continue building a solid Agi committed to society.

Every action counts. Every ethical decision strengthens our culture, differentiates us in the market, and reinforces the safe, inclusive, and honest environment we strive to live in. I’m counting on you to be the protagonists of this story, doing the right thing, in the right way.

1.	INTRODUCTION

This Code represents who we are, what we believe, and how we choose to act—inside and outside of Agi. More than a set of rules, it is a practical guide to support decisions and relationships, translating our values into actions: integrity, transparency, respect for people, and responsibility to society.

In a dynamic and challenging environment, acting ethically requires clarity, courage, and alignment. Therefore, this Code was created to be your ally in your daily life, offering guidance when faced with doubts, conflicts of interest, or ethical dilemmas. At the same time, it demonstrates to our customers, partners, employees, suppliers, and society at large the seriousness with which we conduct our business.

Our commitment to ethics is permanent, collective, and nonnegotiable. Wherever you are, remember: doing the right thing is always the best path—and it starts with each of us. Even well-intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved.

Please read this Code carefully, reflect on it, and apply it responsibly. Although they cover a wide range of business practices and procedures, the standards in this Code cannot and do not cover every issue that may arise or every situation in which ethical decisions must be made, but rather set forth key guiding principles that represent Agi policies and establish conditions for employment at Agi.

2.	OUR CULTURE

Our culture is what sets us apart and guides all our decisions. At Agi, we believe that every employee is part of something bigger.

A.	LIVING FOR THE CUSTOMER

Our main asset is our customers. Agi only exists if it can solve their problems, delivering products and experiences that are better than any alternatives available on the market. The result of our efforts pays the salaries and benefits of those who work here, in addition to remunerating the shareholder’s capital. This enables the continuity of the business and allows for new investments so that we and our customers can continue growing together.

B.	ACT LIKE AN ENTREPRENEUR

How many companies do you know that demand a sense of ownership? A lot, right? But how many of them allow people to actually be owners, not just giving this opportunity to a few, but about making it possible for everyone?

This is our approach at Agi. Here, you act like an owner either because you already are one or because you dream of being the next one. Our culture is strong, so it only makes sense to start a career here if you identify deeply with our ethos.

C.	GROWING ON THE JOURNEY

If you’re a results-oriented person, intolerant of comfort zones, in constant pursuit of knowledge, prefer things to be said straight and to the point, and want to be surrounded by people who are the same way, you’ll really enjoy your journey here. Those who grow with us know they will go much further.

These three pillars support the way we work, interact, and build the future of Agi—with ethics, courage, and a focus on results.

3.	APPLICABILITY OF THIS CODE

This Code applies to all of Agi’s personnel, regardless of position, role, length of service, or location. This includes:

•	our employees (both permanent and temporary);

•	our interns and apprentices;

•	our executive officers, managers, and senior leadership members (including our principal executive officer, principal financial officer, principal accounting officer or controller, and all other persons performing similar functions);

•	the members of our board of directors; and

•	our service providers, suppliers, consultants, business partners, and third parties acting on behalf of Agi or representing its interests.

This Code must be followed in all professional activities—in person or remotely—and in external interactions involving Agi’s image. This includes events, meetings with clients or suppliers, interactions with the public sector, and the use of digital tools or social media on behalf of the institution. Each person is responsible for knowing, understanding, and applying this Code, ensuring that their actions are aligned with Agi’s values. Adherence to it is essential for an ethical, safe, and transparent environment.

Remember: failing to become familiarized with this Code will not acquit you of your responsibility. Consult it whenever you have any questions. Ethics is not an isolated choice—it is a collective commitment. And when each of us acts with responsibility, respect, and integrity, we strengthen the trust that underpins relationships with our colleagues, customers, partners, shareholders, suppliers, regulators, the community, and society as a whole.

4.	PREVENTION OF CONFLICT OF INTEREST

Agi values transparent and ethical professional relationships, free from favoritism or personal interests. Therefore, we must all act impartially, always placing the institution’s interests above any individual interests. Our employees, officers, and directors have an obligation to conduct themselves in an honest and ethical manner and to act in the best interest of the Company.  All employees, officers, and directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.

A.	WHAT IS A CONFLICT OF INTEREST?

A “conflict of interest” occurs when a person’s private interest interferes in any way, or even appears to interfere, with the interests of the Company as a whole, including those of its subsidiaries and affiliates.  A conflict of interest can arise when an employee, officer, or director takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively.  Conflicts of interest may also arise when an employee, officer, or director (or a member of his or her family) receives improper personal benefits as a result of the employee’s, officer’s, or director’s position in the Company.

In the event that an actual or apparent conflict of interest arises between the personal and professional relationship or activities of an employee, officer, or director, the employee, officer, or director involved is required to handle such conflict of interest in an ethical manner in accordance with the provisions of this Code.

Everyone is responsible for identifying potential conflict situations and acting with transparency. If you have any questions or concerns, you should immediately notify your manager or our compliance department at compliance@agibank.com.br.

B.	COMMON EXAMPLES

Although it would not be possible to describe every situation in which a conflict of interest may arise, the following are examples of situations that may constitute a conflict of interest:

•	Using your position in Agi to obtain advantages for yourself or third parties, such as by obtaining travel paid by an Agi partner;

•	Carrying out external activities that affect your performance at Agi, such as working, in any capacity, for a competitor, customer, or supplier while employed by the Company;

•	Receiving gifts or benefits of more than modest value or receiving personal discounts (if such discounts are not generally offered to the public) or other benefits as a result of your position in the Company from a competitor, customer, or supplier;

•	Favoring partners or suppliers based on personal relationships, such as to a relative or friend, even if as a supplier;

•	Competing with the Company for the purchase or sale of property, products, services, or other interests, including by sharing Agi data with competitors;

•	Having an interest in a transaction involving the Company, a competitor, customer, or supplier (other than as an employee, officer, or director of the Company and not including routine investments in publicly traded companies);

•	Receiving a loan or guarantee of an obligation as a result of your position with the Company.

C.	ROLE OF LEADERSHIP

Leadership must guide Agi by example, encourage open communication, and support confidential case analysis.

That said, at Agi, ethics is action. Recognizing and reporting conflicts demonstrates commitment to our values and strengthens the trust that underpins our culture. Therefore, always follow internal policies and, if you have any questions, contact our compliance department by email at compliance@agibank.com.br

5.	CONFIDENTIAL INFORMATION AND INFORMATION SECURITY

A.	OVERVIEW

At Agi, information is one of our most valuable assets. It’s everyone’s responsibility to ensure its confidentiality, integrity, and secure access only for those who truly need it.

Confidential information includes any data that, if disclosed or used improperly, could harm Agi, our employees, partner clients, shareholders, and suppliers. This includes strategic, financial, commercial, operational, and contractual data, customer and supplier information, personal data, internal reports, investigations, and any other non-public content. Intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, research and new product plans, objectives and strategies, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists, and any unpublished financial or pricing information must also be protected.

Information security is a collective commitment. To preserve this value, follow these practices:

•	Use strong passwords and keep them confidential;

•	Do not share access credentials with third parties;

•	Lock the computer when you leave;

•	Use only official channels to exchange information;

•	Do not use personal devices for corporate activities, unless expressly authorized;

•	Be aware of electronic fraud attempts (phishing, social engineering, suspicious links); and

•	Comply with our Information Security and Data Privacy Policy.

The Brazilian General Data Protection Law (Lei Geral de Proteção de Dados), or the “LGPD,” must also be observed by everyone, ensuring that personal data is processed only when necessary, with a legal basis and purpose, respecting the rights of the holders.

B.	PRACTICAL EXAMPLES – WHAT TO DO AND WHAT TO AVOID

Situation	✅ Expected Conduct	❌ Inappropriate Conduct
Sending confidential documents	Confirm authorization and use secure channels	Use personal email or messaging apps
Access to customer information	Only when necessary and authorized	Consult out of curiosity
Strategic meetings	Ensure confidentiality of content	Commenting on social media or with third parties

Situation	✅ Expected Conduct	❌ Inappropriate Conduct
Passwords and accesses	Use strong passwords and maintain confidentiality	Write it down on paper or share it
Document disposal	Use shredders or suitable containers	Throw in the regular trash
Suspicious emails	Report to the Information Security team	Clicking on links without checking
End of employment with Agi	Keep information confidential	Taking data or documents for personal use

Your obligation to protect the Company’s proprietary and confidential information continues even after you leave the Company, and you must return all proprietary information in your possession upon leaving the Company.

Every action matters. Protecting information protects Agi’s future and strengthens the trust of everyone who works with us: customers, colleagues, partners, shareholders, and society at large. If you have any questions, please contact our compliance department by email at compliance@agibank.com.br.

6.	COMPLIANCE

At Agi, complying with laws, rules, and regulations is not just an obligation; it’s the foundation of our reputation and credibility. We operate with integrity, transparency, and respect for the rules applicable to the financial system and our relationships with the public and private sectors. Compliance is the institutional and individual responsibility to ensure that all our activities are in compliance with:

•	Brazilian legislation, including civil, criminal, labor, tax, environmental, anti-corruption, and LGPD standards;

•	Specific regulations for the financial sector, issued by bodies such as the Central Bank of Brazil (Banco Central do Brasil) or the “BACEN,” the National Monetary Council (Conselho Monetário Nacional), the Brazilian Securities Commission (Comissão de Valores Mobiliários), the Brazilian Institute of Social Security (Instituto Nacional do Seguro Social), the Federal Revenue Service (Receita Federal do Brasil), the Brazilian Financial Activities Control Council (Conselho de Controle de Atividades Financeiras), or the “COAF,” the Brazilian Superintendence of Private Insurance (Superintendência de Seguros Privados), among others;

•	Legal and contractual requirements related to tenders, administrative contracts, and partnerships with public agencies; and

•	Agi’s internal policies, manuals and complementary procedures.

At Agi, we don’t just do what’s required; we strive to go further, anticipating regulatory risks and strengthening our culture of compliance.

Situation	✅ Expected Conduct	❌ Inappropriate Conduct
Mandatory training	Complete within the deadline	Delegate to third parties or fail to perform
Partner monitoring	Validate before starting a relationship	Assuming there are no risks without prior assessment
Regulatory assistance	Respond with transparency, accuracy and on time	Omitting information, delaying or submitting incomplete data
Reporting irregularities	Use the Whistleblower Channel in good faith	Keeping quiet or trying to resolve serious situations informally

If you have any questions about any of these situations or others not covered by this Code, our compliance department is available to offer guidance and support, ensuring that everyone acts ethically, responsibly, and in line with Agi’s values.

7.	PREVENTION OF MONEY LAUNDERING AND TERRORISM FINANCING

Combating money laundering and terrorist financing isn’t just about complying with the law—it’s an ethical commitment to society, the market, and the sustainability of our business.

Our operations are aligned with current legislation, as well as with supplementary regulations issued by the BACEN, the COAF and other competent bodies. This commitment translates into the implementation of robust controls and a preventive culture based on three essential pillars: prevention, detection, and timely reporting to the appropriate authorities.

All employees, service providers, and business partners have a duty to act vigilantly and diligently to prevent Agi from being used, even unintentionally, for illicit practices. Responsibility is both collective and individual, and every action counts to protect the institution and the financial system.

We must be aware of warning signs, such as:

•	Inconsistent or incomplete information provided by customers, partners or suppliers;

•	Undue pressure or atypical requests, including from colleagues or superiors, to ignore controls or accelerate processes without due analysis;

•	Unusual behavior from customers or third parties, such as avoiding formal records or insisting on only informal communication;

•	Sudden changes to contracts, documents or business structures, without clear justification;

•	Atypical financial transactions or requests that deviate from the expected profile, especially when there is resistance to clarifying the situation;

•	Lack of transparency or refusal to provide mandatory documentation, even after clear guidance; and

•	Relationships with parties of dubious reputation or mentioned negatively in news or public investigations.

Remember: identifying warning signs is everyone’s responsibility. If you have any questions, contact our compliance department by email at compliance@agibank.com.br for guidance.

8.	CORRUPTION, FRAUD AND BRIBERY

Integrity is one of Agi’s fundamental pillars. We condemn any and all corrupt practices, fraud, and bribery, at any hierarchical level and in any relationship with the public or private sector. These practices are prohibited by current legislation and can have serious legal and reputational consequences for the institution and all those involved.

A.	ESSENTIAL DEFINITIONS

•	Corruption: offering, promising, giving, requesting, or receiving undue advantage to influence decisions or obtain improper benefits.

•	Fraud: intentional action or omission with the aim of deceiving, misleading, or obtaining illicit gain through manipulation, falsification, omission, or distortion of information.

•	Bribery: a specific form of corruption, involving the offer or acceptance of advantages (financial or otherwise) to unduly influence a decision.

At Agi, acting with integrity means preventing risks before they occur, reporting irregularities, and acting transparently.

B.	PROHIBITED PRACTICES

•	Offering gifts, favors, trips, or money to public officials to obtain favorable decisions;

•	Manipulating or omitting information in documents, reports, or internal systems;

•	Using company resources for personal or third-party purposes without authorization;

•	Making “under the table” payments to suppliers or service providers;

•	Making donations in the name of the company with the intention of influencing public or private decisions;

•	Accepting any type of personal advantage that compromises impartiality;

•	Making payments without registration or justification;

•	Using hierarchical position to obtain undue benefits or pressure colleagues; and

•	Facilitating access or approvals in exchange for favors.

C.	EXPECTED BEHAVIORS

•	Act with ethics, transparency and honesty in all relationships;

•	Comply with the Corruption Prevention and Combat Policy;

•	Refuse and report any request or offer of undue advantage;

•	Protect resources and ensure the accuracy of information; and

•	Use formal channels to report suspicious behavior.

D.	PREVENTION AND INTERNAL CONTROLS

Agi maintains robust controls to prevent illegal conduct:

•	Due diligence of third parties, suppliers, and partners;

•	Integrity risk assessment prior to new hires;

•	Periodic audits and transaction monitoring;

•	Regular training on ethics, compliance, and corruption prevention; and

•	Independent reporting channels, with guaranteed anonymity and non-retaliation.

E.	WORKING WITH THE PUBLIC SECTOR

Interactions with public officials require the utmost caution. Even socially common acts, such as offering gifts or lunches, can be interpreted as attempted bribery. Therefore:

•	All relationships with public bodies must be transparent, documented, and previously approved by our compliance department;

•	It is prohibited to offer any advantage to public servants, candidates, parties, or authorities to obtain undue benefits; and

•	Agi’s actions with the public sector must reflect suitability, impartiality and strict legal compliance.

F.	CONTINUOUS TRAINING

All employees, Directors, and Board Members must participate in periodic integrity and anti-corruption training. Leaders play a crucial part as role models, reinforcing a culture of ethics and guiding their teams to always choose the right path, even when it’s the most difficult.

G.	NONNEGOTIABLE CORPORATE INTEGRITY STANDARDS

•	Never offer or accept bribes, kickbacks, or undue advantages;

•	Never manipulate information for your own benefit or that of third parties;

•	Do not use your position to obtain personal gain or favor people with a personal connection;

•	Ensure transparency and formality in interactions with the public sector;

•	Report any suspected fraud, corruption, or unethical behavior;

•	Observe legal limits for gifts and hospitality, and consult our compliance department in case of doubt;

•	Declare and manage conflicts of interest;

•	Participate in mandatory training and promote a culture of compliance; and

•	Be a daily example of ethical conduct.

H.	COMPLAINTS

The Company encourages all employees, officers, and directors to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations.  The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith.  Open communication of issues and concerns by all employees, officers, and directors without fear of retribution or retaliation is vital to the successful implementation of this Code.  All employees, officers, and directors are required to cooperate in any internal investigations of misconduct and unethical behavior.

Any concerns about a violation of ethics, laws, rules, regulations, or this Code by any senior executive officer or director should be reported promptly to our compliance department, which shall notify our board of directors with responsibility for corporate governance of any violation.  Any such concerns involving our compliance department should be reported to our board of directors.  If concerns or complaints require confidentiality, including keeping an identity anonymous, the Company will endeavor to protect this confidentiality, subject to applicable law, regulation, or legal proceedings.

Always use Agi’s official channels to report any suspicions or reports of irregularities. We are committed to ensuring confidentiality, anonymity, and comprehensive protection against any form of retaliation.

9.	GIFTS, PRESENTS, HOSPITALITY, SPONSORSHIPS AND DONATIONS

In the corporate environment, it is essential to clearly understand the practices involving institutional relationships.

A.	DEFINITIONS

•	Gifts: Promotional or symbolic items, generally of low value, distributed as a courtesy or for institutional marketing, with no expectation of return (e.g., pens, calendars, notepads).

•	Gifts: Items of economic value offered or received as a symbolic gesture of professional relationships, including physical objects, shopping vouchers, product baskets, works of art, or similar.

•	Hospitality: Invitations to lunches, dinners, cultural, sporting or corporate events, offered as a form of relationship building, without the intention of influencing decisions.

•	Sponsorships: Financial or institutional support given to projects, events, entities, or initiatives that provide exposure for the Agi brand and are aligned with its values.

•	Donations: Voluntary transfer of financial resources, goods, or services, without expectation of return, to social causes, charitable institutions, educational, or humanitarian projects.

While these practices are common to strengthen institutional relationships, enhance partnerships, and support social and cultural causes, they must always respect the principles of ethics, integrity, legality, and transparency.

When not managed responsibly, they can generate conflicts of interest, reputational risks, and even constitute acts of corruption or bribery—especially in interactions with the public sector.

B.	GUIDELINES FOR GRANTING AND ACCEPTANCE

The offering or acceptance of gifts, presents, hospitality, sponsorships, or donations must never create, or appear to create, undue influence, conflicts of interest, or obligations. High-value gifts, luxury goods, cash, and gift cards are strictly prohibited, as are gifts offered or received in the context of bids, competitions, or contract negotiations, or without the knowledge and approval of immediate leadership or our compliance department.

Hospitality must not be frequent or luxurious, compromise independence, or be extended to family members or companions. It must also never be accepted from parties involved in a contracting process with Agi.

Sponsorships may not be granted without a prior assessment of the integrity and reputation of the beneficiary entity, and support must never be directed to political, ideological, or religious events, or used as a means of securing commercial favoritism.

Donations to public agents, political parties, or electoral campaigns are prohibited, as are donations made without proper accounting records, contracts, or formal justification, or those used to indirectly influence decisions.

All actions involving gifts, hospitality, sponsorships, or donations must be assessed for their purpose, value, frequency, and potential to create undue influence. They must be properly documented, approved by the competent areas, and fully compliant with this Code and applicable internal policies.

If in doubt, consult our compliance department before accepting or offering any gift, gratuity or benefit via email at compliance@agibank.com.br.

10.	RELATIONSHIP WITH PUBLIC AGENTS

Relationships with public agents require extra attention, responsibility, and exemplary ethical conduct. As an institution that interacts with public administration bodies at all levels—municipal, state, and federal—Agi operates with transparency and integrity in every relationship. More than simply complying with the law, this behavior expresses the Agi way: acting ethically, respectfully, and responsibly, strengthening our reputation and the trust of society.

A.	WHO ARE CONSIDERED PUBLIC AGENTS?

•	Public servants at any level or sphere of government (permanent, commissioned, or temporary);

•	Members of the Executive, Legislative, or Judicial branches;

•	Employees or representatives of local authorities, foundations, public companies, or mixed-economy companies;

•	Candidates for elective public office; and

•	Representatives of public international organizations.

B.	ALL RELATIONSHIPS WITH PUBLIC OFFICIALS MUST OBSERVE

•	Legality: always act within the limits of the law;

•	Impartiality and transparency: avoid favoritism or any privileged treatment;

•	Prevention of corruption and bribery: never offer, promise, or authorize undue advantages;

•	Traceability: document all interactions and submit them for approval when necessary;

•	Good faith and professionalism: maintain an institutional, respectful, and impartial posture.

C.	PROHIBITION OF GIFTS, HOSPITALITY, AND OTHER BENEFITS

•	Offering, promising, authorizing, or delivering gifts, presents, courtesies, entertainment, or hospitality to public officials, even if of symbolic value;

•	Paying for travel, accommodation, meals, or any other type of benefit for public officials or their families; and

•	Using third parties or intermediaries to carry out such practices on behalf of Agi.

D.	PRACTICAL EXAMPLES

Situation	Allowed?	Observations
Sending a holiday gift to a public servant	❌ No	Even symbolic items are prohibited.

Situation	Allowed?	Observations
Meeting with a public body with recorded minutes	✅ Yes	As long as it is formalized and documented.
Offering an institutional lunch to a public official	❌ No	Considered an undue advantage.
Participate in a public hearing of a regulatory body	✅ Yes	Formalized and with institutional science.
Offer accommodation to public officials at an Agi event	❌ No	Prohibited even with institutional invitation.

If any employee receives a request for an advantage, invitation, or undue proposal from a public official, they must immediately report it to our Whistleblower Chanel or to our compliance department.

11.	RELATIONSHIP WITH CUSTOMER AND THIRD PARTIES

Relationships with customers, suppliers, service providers, business partners, and other third parties are essential to Agi’s reputation and sustainability. Every interaction must reflect our values, reinforcing our culture of ethics and integrity.

All institutional relationships must follow these principles:

•	Legality: comply with current legislation and applicable regulatory standards;

•	Ethics and integrity: acting with honesty, transparency, and alignment with the highest standards of conduct;

•	Transparency and respect: communicate clearly and treat everyone with dignity and courtesy;

•	Impartiality: adopt technical, objective, and documented criteria in all third-party selection, hiring, and management processes.

A.	CLIENTS

Our commitment to our customers is to provide products and services with integrity, safety, and responsibility. To this end, our employees must employ the following conduct:

Situation	✅ Expected Conduct	❌ Inappropriate Conduct
Data protection	Ensure the confidentiality and security of customer information.	Sharing data without authorization or neglecting to protect information.
Service	Treat everyone with empathy, respect, and cordiality.	Using a disrespectful, impatient, or indifferent tone.
Communication	Provide clear, complete, and truthful information.	Making misleading promises or omitting relevant details.
Customer feedback	Value suggestions and criticisms, forwarding improvements when applicable.	Ignoring feedback or not filing complaints.
Fulfillment of commitments	Act quickly to resolve demands and fulfill contracts.	Postponing solutions or creating unnecessary barriers for the customer.

B.	THIRD PARTIES, SUPPLIERS AND PROVIDERS

The hiring and maintenance of third parties must consider:

•	Technical, financial, and integrity criteria;

•	Market reputation and compliance history;

•	Adherence to Agi’s anti-corruption, anti-money laundering, compliance, and information security policies;

•	Compliance with regulatory requirements applicable to the contracted service;

•	Continuous assessment of performance and compliance throughout the business relationship;

•	Commitment to sustainability, diversity, and social responsibility practices; and

•	Obligation to report any indication of irregularity or conflict of interest identified in the relationship.

12.	DIVERSITY, INCLUSION, AND HUMAN RIGHTS

At Agi, we believe that diversity is a strategic asset and inclusion is a nonnegotiable commitment. A diverse, safe, and respectful environment strengthens our culture, encourages innovation, and ensures sustainable results.

Respect for human rights is at the heart of our decisions. We act in accordance with the principles of dignity, equality, freedom, and justice, ensuring that employees, customers, and partners are treated ethically and respectfully.

A.	COMMITMENT TO DIVERSITY

We value the coexistence of people with different histories, beliefs, backgrounds, and perspectives. This includes:

•	Ethnic-racial, gender, and gender identity diversity;

•	Sexual orientation, disability, age group, religion, culture, and nationality.

Our commitment translates into actions that:

•	Promote equal opportunities from selection to leadership positions;

•	Guarantee an environment free from discrimination, harassment, or prejudice;

•	Encourage representation at all levels of the organization;

•	Encourage awareness and ongoing education on diversity and inclusion; and

•	Offer secure and confidential reporting channels, aligned with best market practices.

B.	INCLUSION AS A DAILY PRACTICE

Inclusion isn’t just about hiring diverse people—it’s about ensuring belonging. This means:

•	Encourage empathy, active listening, and acceptance;

•	Eliminate physical, structural, and behavioral barriers;

•	Adapt processes for full accessibility; and

•	Recognize and value dates and actions that celebrate social and cultural plurality.

C.	RESPECT FOR HUMAN RIGHTS

Our actions follow the main international benchmarks, such as:

•	the Universal Declaration of Human Rights of the United Nations (the “UN”);

•	the UN Guiding Principles on Business and Human Rights; and

•	applicable national standards of protection and nondiscrimination.

Agi expressly repudiates:

•	Child labor, forced labor, or labor analogous to slavery;

•	Any type of violence, coercion, or exploitation;

•	Discriminatory practices based on race, color, gender, religion, sexual orientation, disability, or any other personal condition.

These principles also apply to suppliers and partners, whose noncompliance may lead to the termination of the commercial relationship.

D.	PRACTICAL EXAMPLES

Situation	✅ Expected Conduct	❌ Inappropriate Conduct
Interactions in the workplace	Treat everyone with respect and empathy, regardless of personal or professional differences	Making offensive jokes, discriminatory comments, or engaging in hostile behavior
Identity and diversity	Respect social names and gender identities	Ignoring or mocking social names or gender identities
Equal treatment	Ensure fair opportunities and interactions for all	Excluding or marginalizing people based on personal or social characteristics
Harassment prevention	Maintain professional conduct and report harassment or abuse	Practice or tolerate moral, sexual, or racial harassment

13.	HEALTHY WORK ENVIRONMENT AND HARASSMENT PREVENTION

At Agi, we believe that respect, collaboration, and empathy are pillars of a healthy environment. A safe and ethical workplace is not only a legal obligation, but an essential part of Agi’s mission to care for people and deliver sustainable results.

A.	WHAT IS A HEALTHY WORK ENVIRONMENT?

A healthy environment is one where everyone feels safe, respected, and valued. This involves:

•	Relationships based on respect and professionalism;

•	Clear, empathetic and nonviolent communication;

•	Collaboration over unfair competition; and

•	Freedom to express opinions without fear of retaliation.

B.	PREVENTING AND COMBATING HARASSMENT

Harassment is any conduct that causes embarrassment, humiliation, or intimidation in the workplace, whether verbal, physical, psychological, or virtual.

Conduct that amounts to moral harassment includes the following:

•	Excessive public reprimands;

•	Humiliating or isolating employees; or

•	Delegating tasks incompatible with the position as punishment.

Conduct that amounts to sexual harassment includes the following:

•	Comments or jokes of a sexual nature;

•	Unwanted touching, invitations or innuendos; or

•	Exchange of sexual favors for professional benefits.

C.	INSTITUTIONAL COMMITMENTS

Agi has zero tolerance for any form of harassment, abuse of power, or discrimination. Our commitments are to:

•	Investigate complaints in an ethical, impartial, and confidential manner;

•	Promote periodic training on prevention and conduct;

•	Develop educational and awareness campaigns; and

•	Hold those involved in illegal practices administratively accountable.

Some examples:

Unacceptable Conduct	Example
Offensive comments	“With that outfit, you’re asking for attention”
Derogatory jokes	“It’s just a joke, don’t take it seriously”

Threats or shouting	“If you make a mistake again, you’re out.”
Abuse of power	“If you don’t do it, you won’t grow here”
Sexual proposals	“Let’s go out after work, just the two of us.”

Every employee must ensure the common well-being. At Agi, respect is nonnegotiable—it’s a value that underpins our culture. Together, we build a safe, inclusive, and Agi-aligned work environment.

14.	REPORTING CHANNEL AND NON-RETALIATION

Transparency, respect, and integrity are nonnegotiable values for Agi. To ensure these principles are upheld daily, we provide an independent, secure, and confidential Whistleblower Channel that allows all employees, suppliers, partners, customers, and other stakeholders to report conduct that violates this Code, internal policies, laws, or Agi’s ethical principles.

A.	PURPOSE OF THE WHISTLEBLOWER CHANNEL

The Whistleblower Channel is a secure way to report, anonymously or with identification, situations of irregularities, harassment, fraud, corruption, discrimination, or any other inappropriate behavior. Its purpose is to:

•	Prevent and correct deviations;

•	Protect people’s rights and well-being; and

•	Strengthen ethical culture and trust in Agi’s governance.

B.	CHANNEL GUARANTEES

Agi ensures that the Whistleblower Channel:

•	Works 24 hours a day, seven days a week;

•	Guarantees anonymity and absolute confidentiality;

•	Is operated by an independent company; and

•	Ensures professional investigation and corrective measures, when necessary.

C.	COMMITMENT TO NON-RETALIATION

We reinforce our unconditional commitment to non-retaliation.  Retaliating or Agi harming, in any way, someone who reports in good faith is serious conduct and subject to liability.

Agi ensures that:

•	No whistleblower will be punished, dismissed, threatened, or discriminated against for reporting in good faith a suspicion or irregularity;

•	Complaints will be treated seriously, impartially, and confidentially; and

•	Leaders have a duty to protect their teams from any form of retaliation.

Reporting is an act of courage and corporate citizenship. It is everyone’s duty to contribute to an ethical, honest, and safe environment.

D.	WHAT CAN BE REPORTED?

The Channel is available for recording behaviors such as:

Type of Conduct	Examples
Moral or sexual harassment	Humiliations, offensive jokes, inappropriate innuendos
Discrimination	By race, gender, sexual orientation, disability, age, etc.
Fraud	Data manipulation, document falsification, misappropriation of funds
Corruption or bribery	Offering/receiving undue advantages on behalf of the company
Conflict of interest	Decisions made for personal benefit
Misuse of resources	Misuse of company assets or confidential information

E.	HOW TO FILE A COMPLAINT?

Complaints can be made through our Whistleblower Channel:

•	the Secure Contact digital platform (via website or app);

•	the toll-free number (0800) listed on our institutional website; or

•	a dedicated email address.

All detailed instructions on how to report are available on the Agi intranet “Sempre Juntos” and on the official website, in the “Reporting irregularities” section.

15.	RESPONSIBILITY OF LEADERSHIP

At Agi, we believe that leadership is one of the pillars of our ethical culture. Our leaders must be more than managers—they must act as guardians of integrity, inspiring trust, supporting their teams, and ensuring that our decisions are always aligned with Agi.

The table below demonstrates expected behaviors and conduct that do not have a place at Agi.

Situation	✅ Expected Conduct	❌ Inappropriate Conduct
Example of integrity	Act with transparency and responsibility, respecting and applying this Code in all decisions.	Using a leadership position for personal gain or ignoring the Code’s guidelines.
Guidance and support for teams	Train, guide, and be available to answer questions about internal policies and legal requirements.	Failing to support the team or transferring compliance responsibility solely to our compliance department.
Justice and impartiality	Make decisions fairly, avoiding favoritism and conflicts of interest.	Favoring subordinates based on personal affinity or acting punitively without objective criteria.
Healthy and respectful environment	Encourage diversity, open dialogue, and respect among team members.	Tolerating discriminatory behavior or creating an environment of intimidation or fear.
Whistleblower Channel	Ensure that reports are investigated seriously and confidentially, without retaliation.	Discouraging reporting, attempting to identify whistleblowers, or retaliating directly or indirectly.
Preventive action	Monitor regulatory, reputational, and integrity risks, triggering compliance when necessary.	Ignoring signs of irregularities or delaying reporting relevant risks.

16.	RELATIONSHIP BETWEEN COLLABORATORS

Agi values an ethical, respectful, and collaborative work environment. Interpersonal relationships are part of everyday corporate life and can eventually evolve into emotional bonds between employees. While not prohibited, such relationships must be conducted with transparency and responsibility to avoid favoritism, conflicts of interest, and negative impacts on the organizational climate.

A.	RULES FOR PERSONAL RELATIONSHIPS

Affective relationships between employees are permitted, provided that:

•	There is no direct or indirect hierarchical relationship between those involved;

•	Employees do not work in the same Store, Business Unit, or team, even with different leaders; and

•	The relationship must be formally communicated to both their immediate managers and to our compliance department.

B.	RELATIONSHIPS THAT DO NOT COMPLY WITH THE RULES

If a relationship begins after hiring and does not meet the above criteria, Agi may:

•	Reassign one of the employees to another area, team, or unit, if operationally feasible; or

•	If reassignment is not possible, terminate the employment of one of those involved.

C.	COMMUNICATION AND CONFIDENTIALITY

The relationship must be recorded responsibly and will be treated confidentially by management and our compliance department. Failure to report this constitutes a violation of this Code and may result in disciplinary action.

17.	PRESS AND SOCIAL MEDIA

Agi’s image and reputation are built daily by the attitudes, behaviors, and communications of all its employees, partners, suppliers, and representatives. To protect our brand and preserve the integrity and confidentiality of information, this Code defines clear guidelines for interactions with the press and the use of social media.

A.	RELATIONSHIP WITH THE PRESS

Only spokespersons officially designated by our executive officers may give interviews, issue opinions, or disseminate information on behalf of Agi, whether to traditional or digital media outlets.

No employee is authorized to comment on internal matters, disclose data or results, or publicly position themselves on institutional issues without prior approval from the Corporate Communications department. Furthermore, any requests received from journalists or media outlets must be immediately forwarded to the Communications department or the Board of Directors, without any spontaneous comments.

B.	SOCIAL NETWORKS AND DIGITAL ENVIRONMENTS

Social media enhances Agi’s visibility, and therefore, employee conduct must reflect Agi’s values, even on personal profiles. It is prohibited to publish, comment on, or share confidential information, client data, or Agi strategies; to use logos, visual identity, or institutional documents without authorization; to publicly criticize Agi, colleagues, clients, or suppliers; or to participate in discussions that are offensive, discriminatory, or contrary to Agi’s ethical principles.

18.	QUALITY OF PUBLIC DISCLOSURE

The Company has a responsibility to communicate effectively with shareholders so that they are provided with full and accurate information, in all material respects, about the Company’s financial condition and results of operations. Our reports and documents filed with or submitted to the United States Securities and Exchange Commission and our other public communications shall include full, fair, accurate, timely, and understandable disclosure.

19.	CLOTHING

The way we present ourselves in the workplace reflects our respect for colleagues, clients, partners, and the image of Agi. Good judgment, responsibility, and professionalism are expected in both the physical and digital environments.

Attire should be appropriate for a banking environment and convey credibility. Overly informal clothing, short clothing, caps, team jerseys, and transparent clothing or clothing with offensive, political, or double-entendre messages should be avoided, especially in customer service situations or external meetings. Personal appearance should reflect hygiene, organization, and discretion, respecting the community’s coexistence and well-being.

Agi values diversity and authenticity: accessories, colored hair, and tattoos are permitted, as long as they do not convey offensive messages, or are not incompatible with our values.

20.	USE OF ARTIFICIAL INTELLIGENCE

Artificial Intelligence (AI) is a key element in the digital transformation of the banking sector, bringing innovation, efficiency, and new business opportunities. At Agi, we use AI responsibly, ethically, and in full compliance with legislation, ensuring that technology is always at the service of people.

A.	ETHICAL PRINCIPLES IN THE USE OF AI

The following principles must guide the development, deployment, and oversight of AI systems within the organization:

•	Transparency and explainability: algorithms must be traceable, be auditable, and have clear decision criteria;

•	Privacy and data protection: full compliance with the LGPD and other applicable regulations;

•	Nondiscrimination and equity: avoid bias and any form of unfair discrimination;

•	Security and robustness: continuous monitoring, testing, and updating to prevent failures and attacks; and

•	Human responsibility: relevant decisions cannot be delegated exclusively to automated systems.

B.	RESTRICTIONS AND ADDITIONAL PRECAUTIONS

The following practices are strictly prohibited and must be avoided to ensure ethical and lawful use of AI:

•	Using AI to manipulate decisions or exploit sensitive data without consent;

•	Using AI to improperly monitor employees or customers, violating privacy or dignity; and

•	Delegating high-impact decisions to AI without adequate human oversight.

21.	PROTECTION AND PROPER USE OF COMPANY ASSETS

Protecting Company assets against loss, theft, or other misuse is the responsibility of every employee, officer, and director.  Loss, theft, and misuse of Company assets directly impact our profitability.  Any suspected loss, misuse, or theft should be reported to our compliance department. The sole purpose of the Company’s equipment, vehicles, supplies, and electronic resources (including hardware, software, and the data thereon) is the conduct of our business.  They may only be used for Company business consistent with Company guidelines.

22.	FAIR DEALING

Each employee, officer, and director of the Company should endeavor to deal fairly with customers, suppliers, competitors, the public, and one another at all times and in accordance with ethical business practices.  No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.  No bribes, kickbacks, or other similar payments in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action.  In the event of a violation of these provisions, the Company and any employee, officer, or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.

Gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted. Practices that are acceptable in a commercial business environment may be against the law or the policies governing national or local government employees.  Therefore, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of our compliance department.

Except in certain limited circumstances, the United States Foreign Corrupt Practices Act (the “FCPA”) prohibits giving anything of value directly or indirectly to any “non-U.S. official” for the purpose of obtaining or retaining business.  When in doubt as to whether a contemplated payment or gift may violate the FCPA, contact our compliance department before taking any action.

23.	TRADING ON INSIDE INFORMATION

Using non-public Company information to trade in securities, or providing a family member, friend, or any other person with non-public Company information, is illegal.  All non-public Company information should be considered inside information and should never be used for personal gain.  You are required to familiarize yourself and comply with the Company’s Statement on Trading Policies, copies of which are distributed to all employees, officers, and directors and are available from our compliance department.  You should contact our compliance department with any questions about your ability to buy or sell securities.

24.	WHISTLEBLOWER PROTECTION

Employees have the right under United States federal law to certain protections for cooperating with or reporting legal violations to governmental agencies or entities and self-regulatory organizations. As such, nothing in this Code is intended to prohibit any employee from disclosing or reporting violations to, or from cooperating with, a governmental agency or entity or self-regulatory organization, and employees may do so without notifying the Company. The Company may not retaliate against an employee for any of these activities, and nothing in this Code or otherwise requires an employee to waive any monetary award or other payment that he or she might become entitled to from a governmental agency or entity, or self-regulatory organization.

All employees of the Company have the right to:

•	Report possible violations of state or federal law or regulation that have occurred, are occurring, or are about to occur to any governmental agency or entity, or self-regulatory organization;

•	Cooperate voluntarily with, or respond to any inquiry from, or provide testimony before any self-regulatory organization or any other federal, state, or local regulatory or law enforcement authority;

•	Make reports or disclosures to law enforcement or a regulatory authority without prior notice to, or authorization from, the Company; and

•	Respond truthfully to a valid subpoena.

In addition, all employees have the right to not be retaliated against for reporting, either internally to the Company or to any governmental agency or entity or self-regulatory organization, information which the employee reasonably believes relates to a possible violation of law. It is a violation of federal law to retaliate against anyone who has reported such potential misconduct either internally or to any governmental agency or entity or self-regulatory organization. Retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act the employee may have performed. It is unlawful for the company to retaliate against an employee for reporting possible misconduct either internally or to any governmental agency or entity or self-regulatory organization.

•	Notwithstanding anything contained in this Code or otherwise, employees may disclose confidential Company information, including the existence and terms of any confidential agreements between the employee and the Company (including employment or severance agreements), to any governmental agency or entity or self-regulatory organization.

•	The Company cannot require an employee to withdraw reports or filings alleging possible violations of federal, state, or local law or regulation, and the Company may not offer you any kind of inducement, including payment, to do so.

•	An employee’s rights and remedies as a whistleblower protected under applicable whistleblower laws, including a monetary award, if any, may not be waived by any agreement, policy form, or condition of employment, including by a pre-dispute arbitration agreement.

•	Even if an employee has participated in a possible violation of law, you may be eligible to participate in the confidentiality and retaliation protections afforded under applicable whistleblower laws, and the employee may also be eligible to receive an award under such laws.

25.	WAIVERS AND AMENDMENTS

Any waiver of this Code for other employees may only be granted by our general counsel.  Amendments to this Code must be approved by our board of directors and will also be disclosed in the Company’s annual report on Form 20-F.

26.	CONSEQUENCES FOR NONCOMPLIANCE WITH THIS CODE

The Code is an institutional commitment to integrity, transparency, and legal and regulatory compliance. Compliance with it is mandatory for all Agi employees, administrators, interns, service providers, third parties, suppliers, and partners.

Violations compromise not Agi’s image, but also its regulatory compliance, reputation with authorities, and market trust. Therefore, conduct contrary to the guidelines set forth herein will be rigorously investigated in an ethical and impartial manner.

A.	INVESTIGATION OF INCOMPATIBLE CONDUCT

Any indication of noncompliance will be investigated with:

•	Seriousness, independence, and confidentiality;

•	Respect for the adversarial system and full defense; and

•	Compliance with internal and regulatory procedures.

Investigations may be conducted by our compliance, internal audit and legal departments of by our ethics committee or other competent bodies, depending on the severity and nature of the fact.

B.	TYPES OF APPLICABLE SANCTIONS

Sanctions will be proportionate to the seriousness of the breach and may include:

•	Verbal or written warning;

•	Reorientation or mandatory participation in training;

•	Temporary suspension of functions or benefits;

•	Dismissal for just cause, when applicable;

•	Contract termination of third parties or suppliers;

•	Civil and/or criminal liability; or

•	Communication to the competent authorities, when required by law or regulation.

27.	REVIEW

Our board of directors shall review this Code and make changes as appropriate.